Exhibit 99.1

Contacts:

Maxim Pharmaceuticals

FischerHealth Life Sciences

Larry G. Stambaugh	Aline Schimmel
Chairman & Chief Executive Officer	(212) 601-8278

John D. Prunty
Chief Financial Officer

(858) 453-4040

MAXIM PHARMACEUTICALS ANNOUNCES

2005 THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., August 2, 2005 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended June 30, 2005, the third quarter of its fiscal year.  The net loss applicable to common stock for the quarter totaled $5.5 million or $0.19 per share, compared to a net loss applicable to common stock of $11.7 million or $0.41 per share, for the prior-year quarter.

The net loss applicable to common stock for the nine months ended June 30, 2005 totaled $21.8 million or $0.76 per share, compared to a net loss applicable to common stock of $30.5 million or $1.08 per share for the same period in the prior year.  The decrease in the net loss for the period resulted primarily from a decrease in Research and Development expense resulting from the substantial completion of the Company’s Ceplene™ clinical trials and a reduction in expenses resulting from the October 2004 and February 2005 work force reductions.

The Company had cash, cash equivalents and investments totaling $27.0 million at June 30, 2005.  Maxim used net cash of $5.3 million in its operations during the quarter ended June 30, 2005.

“During the quarter we continued to reduce our cash burn as our Ceplene trials are now substantially complete and we have paid substantially all of the expenses related to the work force reductions earlier this year,” said John D. Prunty, Maxim’s Chief Financial Officer.  “Our apoptosis modulator program continues to progress with several recent announcements regarding patents and publications as well as the initiation of a new screening campaign.  We also continue to work with Piper Jaffray & Co. to identify and evaluate our strategic options.”

Maxim Overview

Maxim Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim has completed one Phase 3 clinical trial of Ceplene™ plus Interleukin-2 combination therapy as a remission maintenance therapy for patients with Acute Myeloid Leukemia.  The Company is currently seeking a strategic partnership to further develop Ceplene and to complete commercialization.  Maxim is also engaged in the discovery and development of small-molecule apoptosis inducers to treat various cancers using its proprietary high-throughput screening technology and its chemical genetics approach. This program has identified four lead oncology candidates that are proceeding to clinical trials independently and through collaborations.

Apoptosis compounds and Ceplene are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the Company’s patents, the efficacy, safety and intended utilization of the Company’s apoptosis compounds and Ceplene, the conduct and results of the Company’s preclinical research and clinical trials, the Company’s plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities and attempts to identify new strategic opportunities which may include a strategic transaction. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include risks associated with protecting our intellectual property, the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with the Company’s diminishing cash resources and reliance on outside financing to meet its capital requirements, and the risks associated with the Company’s reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and the risk that the Company may not be able to identify acceptable strategic opportunities or conclude any strategic transaction which it does identify. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004

Collaboration and research revenue	$100	$801	$1,583	$3,493

Operating expenses:
Research and development	3,290	9,883	15,358	27,578
Business development and marketing	443	1,086	1,907	2,377
General and administrative	1,959	1,836	6,159	5,191
Provisions for note receivable and loan guarantee to/for officers	94	—	418	—
Total operating expenses	5,786	12,805	23,842	35,146

Loss from operations	(5,686)	(12,004)	(22,259)	(31,653)

Other income (expense):
Investment income	161	340	532	1,217
Interest expense	(8)	(14)	(31)	(56)
Other income	—	—	—	3
Total other income	153	326	501	1,164

Net loss	$(5,533)	$(11,678)	$(21,758)	$(30,489)

Basic and diluted net loss per share of common stock	$(0.19)	$(0.41)	$(0.76)	$(1.08)

Weighted average shares outstanding	28,606,141	28,282,906	28,588,743	28,100,889

SELECTED BALANCE SHEET INFORMATION (Unaudited)

	June 30, 2005	September 30, 2004

ASSETS
Cash, cash equivalents and investments	$26,958	$52,904
Total assets	35,430	64,185
Long-term liabilities	—	96
Stockholders’ equity	31,823	53,399

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